Exhibit 99.1

Kopin Corporation Receives Expected Notice from Nasdaq Due to Delay in
                           Filing Form 10-Q


    TAUNTON, Mass.--(BUSINESS WIRE)--Aug. 21, 2007--Kopin Corporation (Nasdaq: KOPN) today announced that, as expected, it received a Nasdaq Staff Determination letter indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The notice also indicated that Kopin's common stock is subject to delisting from The Nasdaq Global Market unless Kopin requests a hearing before the Nasdaq Listing and Hearing Review Council ("the Council"). Since the issue of the Company's overdue periodic reports already is pending before the Council, Kopin requested that no action be taken on the most recent Staff Determination letter.

    As Kopin announced on August 2, the Council has notified the Company that it has until September 25, 2007 to file its overdue periodic reports and any necessary restatements with the U.S. Securities and Exchange Commission and Nasdaq. The Council said that if Kopin does not regain compliance by September 25, 2007, its securities could be suspended from listing on The Nasdaq Global Market at the opening of business on September 27, 2007.

    Under Nasdaq Marketplace Rule 4809 ("Rule 4809"), the Nasdaq Board of Directors (the "Nasdaq Board") may call the Council's decision for review and grant a stay of delisting. Kopin intends to request that the Nasdaq Board exercise its discretionary authority under Rule 4809 to grant the Company continued listing beyond the Council's September 25, 2007 deadline to allow the Company time to complete its investigation into the Company's past stock option practices and related accounting and prepare and file its audited financial statements.

    As announced by the Company in May 2007, a Special Investigative Committee issued preliminary findings and recommendations based on its review of Kopin's historical stock option granting practices. As part of its preliminary findings, the Special Investigative Committee recommended, and the Company's Board of Directors agreed, that the Company's financial statements for the period 1995 through 2006 and the related interim periods should not be relied upon, and that the Company's financial statements should be restated. The Company is now working to complete any necessary restatements of its financial statements. As a result of the ongoing review, Kopin has not filed its Third Quarter 2006 Form 10-Q, 2006 Annual Report on Form 10-K or its First Quarter 2007 Form 10-Q.

    About Kopin

    Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin already has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

    CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation. Kopin - The NanoSemiconductor Company(TM).

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include without limitation statements relating to the potential delisting of Kopin's common stock from The Nasdaq Global Market; Kopin's plans to request that the Nasdaq Board exercise its discretionary authority, required financial statement restatements, the potential that Kopin may be unsuccessful in obtaining a continued stay of delisting; the potential that Nasdaq may refuse the Company's request to take no action on the most recent Staff Determination letter; the potential that Kopin may not become current in its delinquent periodic reports or file any required restatements by any requisite time periods. Factors that might affect the actual results, performance or achievements include, among other things, the matters discussed in this report, the restatement of the Company's financial statements, legal, accounting and regulatory developments relating to our stock option grants and accounting for those grants, potential claims or liability that may arise as a result of these; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             Vice President
             ssolomon@investorrelations.com